EXHIBIT 5.1

KELLY, HART & HALLMAN

(a professional corporation)

201 Main Street, Suite 2500

Fort Worth, Texas 76102

May 18, 2004

XTO Energy Inc.

810 Houston Street

Fort Worth, Texas 76102

Re:	Registration Statement on Form S-3

XTO Energy Inc.

Ladies and Gentlemen:

This firm has acted as counsel to XTO Energy Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to $600,000,000 in shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), which includes $500,000,000 of securities remaining under Registration Statement, File No. 333-106346 (the “Prior Registration Statement”), filed with the Securities and Exchange Commission on June 20, 2003, and $100,000,000 in shares of Common Stock covered by the Registration Statement on Form S-3, which is being filed on the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, as amended (collectively, the “Registration Statements”).

In rendering this opinion we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statements and amendments and supplements thereto, the prospectus and prospectus supplement that are part of the Prior Registration Statement and such other corporate records, certificates and other documents as we have deemed necessary to enable us to express the opinion herein.

In connection with such examination, we have made the following assumptions: (i) all documents submitted to or reviewed by us, including all amendments and supplements thereto, are accurate and complete and if not originals are true and correct copies of the originals; (ii) the signatures on each of such documents by the parties thereto are genuine; (iii) each individual who signed such documents had the legal capacity to do so; and (iv) all persons who signed such documents on behalf of a corporation (other than the Company) were duly authorized to do so.

XTO Energy Inc.

May 18, 2004

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized by the Company and, when issued against payment therefor in accordance with the Registration Statements at the time of the sale of the Shares, will be validly issued, fully paid and non-assessable.

This opinion is further limited and qualified in all respects as follows:

The opinion is specifically limited to matters of the existing laws of the State of Texas and the General Corporation Law of the State of Delaware. We express no opinion as to the applicability of the laws of any other particular jurisdiction to the transactions described in this opinion.

This opinion is limited to the specific opinions stated herein, and no other opinion is implied or may be inferred beyond the specific opinions expressly stated herein.

This opinion is based on our knowledge of the law and facts as of the date hereof. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective.

We hereby consent to the use of this opinion in the Registration Statement and to the reference to our name under the heading “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statements. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

/s/    KELLY, HART & HALLMAN

KELLY, HART & HALLMAN

    (a professional corporation)